Exhibit 99.1

Vaccitech Reports First Quarter 2022 Financial Results and Recent Corporate Developments

Oxford, United Kingdom, May 11, 2022 - Vaccitech plc (NASDAQ: VACC) today announced its financial results for the first quarter ended March 31, 2022, and provided an overview of the Company’s recent corporate developments. Vaccitech is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapeutics and vaccines for the treatment and prevention of infectious diseases, autoimmunity, and cancer.

“We’ve already made solid progress across the Company this year and are excited to share our plans to advance our recently acquired SNAPvax platform into the clinic in multiple disease indications including HPV cancer and celiac disease,” said Bill Enright, Vaccitech’s CEO. “These are devastating diseases where we believe this novel platform provides a unique opportunity for potential cures. In addition, we expect to announce efficacy data in our chronic infectious disease programs in both HBV and HPV later this year. Finally, the royalty and milestone payments that we have begun to receive related to the sales of AstraZeneca’s SARS CoV2 vaccine will contribute non-dilutive capital to these efforts.”

First Quarter 2022 and Recent Corporate Developments

•	On April 6, 2022, the Company announced the notification of the commencement of royalty payments relating to commercial sales of Vaxzevria®. The Company’s share of milestone and royalty payments received by OUI from AstraZeneca in the first quarter of 2022 amounted to $15.0 million.

•	In April, the Company launched a program in HPV-associated cancer utilizing the SNAPvax™ platform and moved forward with an immunotherapeutic designed to induce regulatory T cells in patients with celiac disease. IND applications are expected to be filed for both programs during the first quarter of 2023.

•	On April 29, 2022, the Company received scientific advice from the EMA defining a licensure pathway for the candidate MERS vaccine, VTP-500, which allows the Company to estimate expenses of the development pathway more accurately.

Upcoming Milestones

•	In the second quarter of 2022, the Company expects to present additional Phase 1b/2a interim efficacy data on VTP-300 in patients with chronic HBV infection at the European Association for the Study of the Liver (EASL) International Liver Congress on June 22 to 26, 2022, which is also expected to be followed by full efficacy data in the second half of this year.

•	In the third quarter of 2022, the Company expects to initiate dosing in a Phase 1/2 clinical trial of VTP-850 in patients with prostate cancer.

•	In the fourth quarter of 2022, the Company intends to conduct an interim efficacy review of HPV001, a Phase 1b/2 clinical trial of VTP-200, a potential non-invasive treatment for low grade HPV-related cervical lesions.

First Quarter 2022 Financial Highlights:

•	Cash position: As of March 31, 2022, cash and cash equivalents were $200.6 million, compared to $214.1 million as of December 31, 2021. The decrease in cash was primarily due to $6.6 million of net cash being used in operating activities and a $5.6 million negative effect of exchange rates on cash and cash equivalents.

•	Research and development expenses: Research and development expenses were $10.7 million in the first quarter of 2022 compared to $4.6 million in the comparable period of the prior year. The increase in R&D expenses was primarily due to increased spending on the development of VTP-200, VTP-300, VTP-850 and VTP-600 and an increase in R&D personnel-related costs.

•	General and administrative expenses: General and administrative expenses were $3.7 million in the first quarter of 2022 compared to $1.8 million in the comparable period of the prior year. The first quarter of 2022 includes $4.3 million of personnel expenses, including a share-based payment charge of $3.1 million, and a $5.3 million unrealized foreign exchange gain on revaluation of Company’s cash balances. Net of this gain, the increase in general and administrative expenses between the periods was mainly attributable to higher personnel costs, reflecting an increase in the Company’s headcount over the period, and higher insurance costs associated with operating as a public company.

•	Net Income: For the first quarter of 2022, the Company generated a net income of $2.6 million, or $0.07 per share on both basic and fully diluted bases, compared to a net loss of $15.4 million, or $1.90 per share on both basic and fully diluted bases, for the comparable period of the prior year.

About Vaccitech

Vaccitech (“the Company”) is a clinical-stage biopharmaceutical company engaged in the discovery and development primarily of novel immunotherapies for the treatment of chronic infectious diseases, cancer and other diseases where the T cell arm of the immune system is believed to play an important role. The company’s proprietary platforms include modified simian adenoviral vectors (ChAdOx1 and ChAdOx2), other viral vectors including the well-validated Modified vaccinia Ankara (MVA) and synthetic nano-particle technologies (SNAPvax™ and Syntholytic™). The combination of different technologies in a mix and match approach (heterologous prime-boost) consistently generates significantly higher magnitudes of T cells compared with other technologies and approaches. The Company has a broad pipeline of both clinical and preclinical stage therapeutic programs to treat solid tumors, chronic viral infections, as well as a few prophylactic viral vaccine programs. Vaccitech co-invented a COVID-19 vaccine with the University of Oxford, now approved for use in many territories and exclusively licensed worldwide to AstraZeneca through Oxford University Innovation, or OUI. Vaccitech is entitled to receive a share of all milestone and royalty income received by OUI from AstraZeneca.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing and advancement of the Company’s programs, including the clinical trials of VTP-200, VTP-300, VTP-600, and VTP-850, the expected benefits of the acquisition of Avidea Technologies, the benefits of the collaboration with Arbutus BioPharma Corporation and the Company’s cash runway. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the success, cost and timing of the Company’s product development activities and planned and ongoing clinical trials, the Company’s ability to execute on its strategy, regulatory developments, the Company’s ability to fund its operations, global economic uncertainty and the impact that the current ongoing COVID-19 pandemic will have on the Company’s clinical trials, preclinical studies and access to capital and other risks identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the third quarter of 2021 and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company expressly disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

VACCITECH PLC

CONDENSED Consolidated Balance SheetS

(In THOUSANDS, except Number of shares and per share AMOUNTS)

(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$200,596	$214,054
Accounts receivable	18,011	20
Research and development incentives receivable	4,778	6,229
Prepaid expenses and other current assets	7,398	6,462
Total current assets	230,783	226,765
Goodwill	12,630	12,630
Property and equipment, net	4,583	1,829
Intangible assets, net	30,640	31,430
Right of use assets, net	6,699	7,257
Other assets	788	804
Total assets	$286,123	$280,715

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,660	$2,419
Accrued expenses and other current liabilities	11,330	7,875
Deferred revenue	162	182
Current portion of lease liability	331	523
Debt	-	159
Total current liabilities	16,483	11,158
Lease liability – non current	6,404	6,540
Contingent consideration	2,444	2,371
Deferred tax liability, net	7,221	8,084
Other non-current liabilities	434	-
Total liabilities	$32,986	$28,153
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, £0.000025 nominal value; 37,193,367 shares authorized, issued and outstanding (December 31, 2021: authorized, issued and outstanding: 37,188,730)	$1	$1
Deferred A shares, £1 nominal value; 63,443 shares authorized, issued and outstanding (December 31, 2021: authorized, issued and outstanding: 63,443)	86	86
Deferred B shares, £0.01 nominal value; 570,987 shares authorized, issued and outstanding (December 31, 2021: authorized, issued and outstanding: 570,987)	8	8
Deferred C shares, £0.000007 nominal value, 27,828,231 shares authorized, issued and outstanding (December 31, 2021: authorized, issued and outstanding: 27,828,231)	0 [1]	0 [1]
Additional paid-in capital	373,087	369,103
Accumulated deficit	(105,989)	(108,585)
Accumulated other comprehensive loss – foreign currency translation adjustments	(14,456)	(8,488)
Noncontrolling interest	400	437
Total shareholders’ equity	$253,137	$252,562
Total liabilities and shareholders’ equity	$286,123	$280,715

1 Indicates amount less than thousand

VACCITECH PLC

CONDENSED Consolidated StatementS of Operations and Comprehensive Loss

(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended
	March 31, 2022	March 31, 2021
License revenue	$15,009	$16
Service revenue	-	21
Research grants and contracts	9	178
Total revenue	15,018	215
Operating expenses
Research and development	10,701	4,610
General and administrative	3,663	1,777
Total operating expenses	14,364	6,387
Income/(loss) from operations	654	(6,172)
Other income (expense):
Change in fair value of derivatives	-	5,994
Unrealized exchange gain on convertible loan notes	-	209
Loss on extinguishment of convertible loan notes	-	(13,789)
Interest income	83	2
Interest expense	(74)	(2,650)
Research and development incentives	1,048	955
Total other income (expense)	1,057	(9,279)
Tax benefit	863	65
Net income/(loss)	2,574	(15,386)
Net loss attributable to noncontrolling interest	22	118
Net income/(loss) attributable to Vaccitech plc Shareholders	2,596	(15,268)

Weighted-average ordinary shares outstanding, basic	37,191,022	8,057,216
Weighted-average ordinary shares outstanding, diluted	38,346,668	8,057,216
Net income/(loss) per share attributable to ordinary shareholders, basic	$0.070	$(1.90)
Net income/(loss) per share attributable to ordinary shareholders, diluted	$0.068	$(1.90)

Net income/(loss)	$2,574	$(15,386)
Other comprehensive loss - foreign currency translation adjustments	(5,983)	(1,416)
Comprehensive loss	(3,409)	(16,802)
Comprehensive loss attributable to noncontrolling interest	37	114
Comprehensive loss attributable to Vaccitech Plc Shareholders	$(3,372)	$(16,688)

Investors:

Vaccitech Investor Relations

ir@vaccitech.co.uk

Vaccitech Media Contacts:

Katja Stout, Scius Communications (EU)

Direct: +44 (0) 7789435990

Email: katja@sciuscommunications.com

Katie Larch / Robert Flamm, Ph.D., Burns McClellan, Inc. (U.S.)
Email: klarch@burnsmc.com / rflamm@burnsmc.com